EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PATRICK RODGERS CPA, PA

To the Board of Directors

UMED Holdings, Inc.:

We consent to the inclusion, in the Company’s Amendment No. 2 to the Form 10 filing, of our report dated June 20, 2013, relating to our audits of the balance sheet of UMED Holdings, Inc. as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. Our report dated June 20, 2013, relating to the financial statements, included in the Company’s Form 10 filing, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Patrick Rodgers, CPA, PA
Altamonte Springs, Florida
December 17, 2013